Exhibit 10.2

December 9, 2015

Mr. Todd A. DeBonis
102 Las Lomas Drive
Aptos, CA 95003

Dear Todd,

It is our pleasure to formally invite you to join the staff of Pixelworks Inc. as Executive Vice President, Sale, Marketing & Business Development, to be located in San Jose. Our employment offer is subject to Pixelworks’ normal personnel policies and our comprehensive benefit program. As discussed, the following items outline the terms of our offer.

You will report directly to me. This is an exempt position and your starting compensation will be as follows: bi-weekly rate of $11,346.15 equivalent to $295,000 on an annual basis.

As an Executive Vice President, you will be eligible to participate in the 2016 Senior Management Bonus Plan at a maximum potential payout of 50% of your base salary, prorated to reflect the portion of the year which you are an employee. Participation in the bonus plan is subject to the terms and conditions of the plan, as described in the plan document, which will be provided to you separately.

We want you to share in the success of the company through stock participation. We are offering you 350,000 shares of stock options, priced at the closing market price on your date of hire, subject to the Board of Directors approval, pursuant to the Company's 2006 Stock Incentive Plan and the terms and conditions of the Stock Option Agreement. Stock options will vest at a rate of 25% per year; the full details will be outlined in your stock agreement documentation.

Our benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of this arrangement, TriNet will be considered your employer of record for these purposes; however, I will be responsible for directing your work, reviewing your performance, setting your schedule and otherwise directing your work at Pixelworks.

Pixelworks pays bi-weekly, with pay dates every other Friday. Paychecks will include wages due through the two-week period (Sunday through Saturday) prior to the pay date. Should payday fall on a holiday, it will be paid on the previous workday.

Pixelworks extends this offer to you based solely on your skills, accomplishments and growth potential and not on any confidential or proprietary information you may have belonging to others, including your prior employers. We request that you not disclose to Pixelworks any such information, in the form of documents or otherwise.

Enclosed is our Proprietary Information and Inventions Agreement, all employees are required to sign this document prior to commencement of work. As with any new hire, under the Immigration Reform and Control Act of 1986 we will be required to confirm your eligibility to work in the United States within three days of your hire date.

224 Airport Pkwy San Jose, CA 94110 Tel: 408.200.9273 Fax: 408.200.9201
www.pixelworks.com

Pixelworks Offer Letter for: Todd DeBonis
December 9, 2015

Pixelworks is an at-will employer, and your employment will not be for any specific period of time. You are free to quit and the Company is free to terminate employment at any time, with or without cause. It is further understood that this at-will employment relationship can only be changed in a formal written employment contract signed by the Chief Executive Officer.

Please indicate your acceptance of this offer by signing and returning a copy of this letter to our Human Resources department as soon as possible. Please note, we require receipt of this offer letter signed by you and completed Proprietary Information and Inventions Agreement (enclosed) prior to placing you on the Pixelworks payroll. This offer will expire on December 16, 2015.

Finally, we request that you maintain confidentiality of the terms and conditions of this offer.

We sincerely hope you find this employment offer attractive and look forward to welcoming you to the Pixelworks team. If you find that we can be of further assistance, please feel free to contact us with any questions.

Sincerely,

/s/ Steven L Moore

For Bruce Walicek
President & Chief Executive Officer

I accept this contingent offer of employment with Pixelworks Inc. and agree to the terms and conditions as stated above.
I agree to commence employment on January 4, 2016.
(Date of hire)

Signed /s/ Todd DeBonis
Todd A. DeBonis

Please send a copy of your signed offer letter in an envelope marked Confidential to:

Human Resources
Pixelworks Inc.
224 Airport Pkwy., Ste 400,
San Jose, CA 94110
Phone: 408-200-9200
Fax: 408-200-9299

224 Airport Pkwy San Jose, CA 94110 Tel: 408.200.9273 Fax: 408.200.9201
www.pixelworks.com